EXHIBIT 99.1

Salt Lake City, Utah - Utah Medical Products, Inc. (Nasdaq:UTMD) achieved its targeted profit margins for First Quarter (1Q) 2009, compared to the prior quarter (4Q 2008) and same quarter in the prior year (1Q 2008):
	1Q 2009 (JAN – MAR)	4Q 2008 (OCT – DEC)	1Q 2008 (JAN – MAR)
Gross Profit Margin (gross profits/ sales):	54.3%	51.7%	54.4%
Operating Profit Margin (operating profits/ sales):	38.1%	33.5%	36.9%
Net Profit Margin (profit after taxes/ sales):	24.7%	23.9%	27.5%

UTMD’s 1Q 2009 profitability demonstrated marked improvement over the most recent prior quarter, and comparable profitability compared to 1Q 2008, despite 6% lower sales and $194,000 lower non-operating income. EPS in 1Q 2009 were $.44 compared to $.42 in 4Q 2008, and $.48 in 1Q 2008.

Total 1Q 2009 sales were down $444,000 compared to 1Q 2008. The primary reason for the lower sales was the loss of $478,000 in combined sales to UTMD’s largest and third largest international customers. After several years of rapid growth, total international sales in 1Q 2009 were down 17%.  Part of the change appears temporary, which applies to UTMD’s third largest international customer. This portion has to do with inventory adjustments made as a result of the worldwide economic downturn. The loss of sales of custom blood pressure monitoring (BPM) kits to UTMD’s largest international customer, however, may not be temporary. Sales of BPM kits to that customer in the full year of 2008 were $1.7 million. After more than 10 years using UTMD’s BPM kits, that international OEM customer may be finally implementing its plan to bring production in-house, as UTMD has yet to see an order in 2009.

Domestic sales, direct sales to finished device end-users and sales of OEM components to other companies, were each down 1%. Domestic direct sales of obstetric devices, the product category most affected by restrictive GPO agreements, declined $151,000.  On the other hand, domestic direct sales of Gesco neonatal devices increased $96,000.

Comparing 1Q 2009 to 1Q 2008 global sales in product categories, blood pressure monitoring/ components (BPM) sales were down 24%, neonatal device sales were up 6%, gynecology/ electrosurgery device sales were up 2% and obstetrics device sales were down 8%. The loss of 1Q sales to the two large international distributors were all in the BPM category and are all manufactured in UTMD’s Ireland facility.

Despite the lower revenue which allows less absorption of fixed overhead costs, UTMD achieved a 1Q 2009 GPM approximately the same as in 1Q 2008. This was primarily due to the fact that the loss of sales came from the portion of UTMD’s business with the lowest GPMs. International sales of devices from UTMD’s Ireland facility dropped from 48% of total sales in 1Q 2008 to 39% of 1Q 2009 sales. Sales in Ireland were 33% lower in US Dollar terms and 22% lower in Euro terms (i.e., about a third of the lower Ireland sales resulted from a stronger US Dollar). Sales of international devices are at lower prices because other entities provide the direct sales and marketing efforts. UTMD anticipates a weaker US Dollar as the year progresses that may enhance UTMD’s international sales (but also dilute GPM). Raw materials and labor costs were about 4% higher in 1Q 2009 than in 1Q 2008, but remained stable compared to 4Q 2008.

UTMD’s operating profit margin improved because operating expenses were about $169,000 lower in 1Q 2009 than in 1Q 2008. About 37% of the lower expenses were in sales & marketing (S&M) because of fewer direct sales representatives. The rest was essentially lower general and administrative (G&A) expenses, which declined $103,000. A third of the decline in G&A expenses were in Ireland, diluted by a stronger US Dollar. The balance was essentially due to lower legal expenses and a lower accrual of projected 2009-ending management bonuses.

The $194,000 lower non-operating income in 1Q 2009 was due to four differences from 1Q 2008:
1)	No royalty income. 1Q 2008 non-operating income included a royalty of $112,500 on patents which expired in 2008.
2)
Lower investment income in the U.S.  Interest and dividends in the U.S. were $91,000 lower than in 1Q 2008 because of interest rates approximately two percentage points lower, and average cash balances about $3 million lower.

3)
As a favorable impact, the interest expense on the Ireland bank loan was $51,000 lower, due to lower interest rates, lower average loan balance and favorable foreign exchange conversion as a result of a stronger US Dollar. However, offsetting lower investment income and warehouse rental income in Ireland resulted in a net total of $26,000 lower non-operating expense from Ireland operations.

4)
The remaining element that compromised the lower non-operating income was a $15,400 IRS penalty for the late filing of UTMD’s 2007 annual report for its U.S. employee health plan. This expense was also not tax deductible.

Unless cash balances decline substantially as a result of significant share repurchases or alternative investment such as an acquisition, UTMD expects its non-operating income will improve during the remaining quarters of 2009.  This would be as a result of continued lower interest expense on the Ireland bank loan, a return of rental income from Ireland’s excess warehouse capacity and the absence of any other late filing fees.

In 1Q 2009, lower net income was leveraged by a substantially higher income tax rate of 35.5% compared to the tax provision rate of 31.1% of EBT in 1Q 2008. Although a portion of the difference was due to the non-deductible non-operating expense noted above and lower portion of income before tax (EBT) from Ireland as a percentage of total consolidated EBT (the effective income tax rate on Ireland EBT is about 12%), the tax provision rate in 1Q 2009 was more comparable to an expected income tax rate for the amount of profits typically generated by UTMD. For example, the tax provision rate in 1Q 2007 was 35.0%. The lower 1Q 2008 income tax provision rate resulted primarily from one-time refunds on amended 2004-2006 income tax returns for Ireland.

EPS declined less than net income because diluted shares used to calculate EPS declined from 3,929,501 in 1Q 2008 to 3,618,937 in 1Q 2009, as a result of both continuing share repurchases and a lower average stock price.  UTMD previously targeted 2009 EPS about equal to the $1.86 achieved in 2008. Incorporating the view that UTMD has lost the BPM kit business of its previously largest international customer for the full year, a 2009 EPS projection in the range of $1.76 - $1.80 currently appears more likely.

UTMD’s March 31, 2009 balance sheet remained strong. Cash balances increased by $2 million from the end of the prior quarter primarily because UTMD did not use cash to repurchase its shares or pay a dividend to shareholders during 1Q 2009. The dividend that would normally have been paid in January 2009 was paid in December 2008.  The principal balance on the note in Ireland, UTMD’s only debt, was reduced by $342,000 in 1Q 2009 to $1,751,000. Although 1Q 2009 depreciation exceeded new capital expenditures by $52,000, the net book value of total property, plant and equipment (PP&E) decreased by $316,000 because of the decrease in USD terms of existing Ireland PP&E.

Inventory balances increased substantially as a result of one-time annual purchases of certain raw materials to take advantage of discounts offered by vendors for purchasing in bulk, and an increase in WIP/FG inventory resulting from keeping excess labor capacity productive during a soft demand quarter. The increase in 1Q 2009 accrued liabilities resulted from the fact that in the 1Q, unlike other calendar quarters, estimated income tax payments are due after the end of the quarter. In addition, the dividend declared in 4Q 2008 was paid out in 4Q 2008 rather than early 1Q 2009, whereas the dividend declared in 1Q 2009 was part of accrued liabilities on March 31.

Financial ratios follow:
1)             Current Ratio (including the current portion of Ireland loan) = 7.4
2)             Days in Receivables (based on 1Q sales activity) = 43
3)             Average Inventory Turns (based on 1Q CGS) = 3.4
4)             Year-to-Date ROE = 18%

UTMD=s dilution from unexercised option shares added to actual weighted average outstanding shares for purposes of calculating eps was 12,500 in 1Q 2009 compared to 42,700 in 1Q 2008.  The actual number of outstanding shares at the end of 1Q 2009 was 3,607,900 which included 1Q employee option exercises of 5,700 shares and no 1Q share repurchases.  The total number of outstanding unexercised options at March 31, 2009 was about 257,600 shares at an average exercise price of $23.56/ share, including shares awarded but not vested. This compares to 210,300 option shares outstanding at the end of 1Q 2008.

Risk factors that could cause results to differ materially in future quarters include clinical acceptance of products, timing of regulatory approval of new products, regulatory intervention in current operations, government intervention in the health care marketplace, distribution restrictions by anticompetitive hospital administrative agreements, the Company’s ability to efficiently manufacture, market, and sell its products, among other factors that have been outlined in UTMD=s public disclosure filings with the SEC. The SEC Form 10-Q for 1Q 2009 will be filed with the SEC by May 11.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures, assembles and markets a broad range of disposable and reusable specialty medical devices designed for better health outcomes for patients and their care-providers.  For more information about Utah Medical Products, Inc., visit UTMD=s website at www.utahmed.com.

Utah Medical Products, Inc.
INCOME STATEMENT, First Quarter ended March 31 (in thousands except earnings per share):
	1Q 2009	1Q 2008	Percent Change
Net Sales	$6,445	$6,890	(6.5%)
Gross Profit	3,500	3,750	(6.7%)
Operating Income	2,459	2,540	(3.2%)
Income Before Tax	2,468	2,743	(10.0%)
Net Income	1,592	1,891	(15.8%)
Earnings Per Share	$0.440	$0.481	(8.6%)
Shares Outstanding (diluted)	3,619	3,930

BALANCE SHEET
(in thousands)	(unaudited) MAR 31, 2009	(audited) DEC 31, 2008	(unaudited) MAR 31, 2008
Assets
Cash & Investments	$18,060	$16,025	$22,123
Accounts & Other Receivables, Net	3,200	3,517	4,073
Inventories	3,703	3,275	3,642
Other Current Assets	600	463	768
Total Current Assets	25,564	23,280	30,606
Property & Equipment, Net	7,811	8,127	8,883
Intangible Assets, Net	7,409	7,414	7,441
Total Assets	$40,783	$38,821	$46,930
Liabilities & Shareholders’ Equity
A/P & Accrued Liabilities	$3,235	$1,503	$3,292
Current Portion of Note Payable	242	265	449
Total Current Liabilities	3,478	1,768	3,741
Note Payable (excluding current portion)	1,509	1,828	3,687
Deferred Income Taxes	405	420	461
Stockholders’ Equity	35,392	34,805	39,041
Total Liabilities & Shareholders’ Equity	$40,783	$38,821	$46,930